Exhibit (a)(1)(D)

REMINDER EMAIL:

Dear: First Name Last Name

This email is a reminder that you are eligible to participate in the DealerTrack Stock Option Exchange Program.

You have until 11:59 PM. Eastern Time on September 3, 2009, to elect to participate in the Option Exchange.

To participate in the Option Exchange, or learn more details about the Option Exchange, please click on the site: [https://dealertrack.equitybenefits.com]

Questions:
Contact Stock and Options Services Customer Service Center at:
Phone: 1-800-494-7195
Email: dealertrack@sos-team.com